UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

March 28, 2011

XUN ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53466	26-1616719
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12518 NE Airport Way, Suite 148 No. 156 Portland Oregon  9723

(Address of principal executive offices)

775-200-0505

 (Registrant's telephone number, including area code)

___N/A___

(Former Name or former address if changed from last report)

Copies to:

Jeffrey G. Klein, P.A.

301 Yamato Road

Suite 1240

Boca Raton, Florida  33498

Tel: (561) 953-1126

Fax: (561)994-6693

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Forward Looking Statements

Certain statements included in this Form 8-k regarding Xun Energy, Inc. (“Company”) that are not historical facts are forward-looking statements, including the information provided with respect to the future business operations and anticipated operations of the Company. These forward-looking  statements are based on current expectations, estimates, assumptions and beliefs of management,  and words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions  are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, the success of our current or proposed business activities.  Accordingly, actual results may differ.

Section 2- Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 28, 2011 the Company entered into a Redemption Agreement with Peter Matousek, the Company’s president and director, which provides in part for the Company to redeem from Mr. Matousek a total of 140 million shares of the Company’s common stock at a price of $87,500 or $0.000625 per share. The terms of the stock redemption agreement is a non callable 3 year note.  The principal will accrue interest at the rate of 0.55% (IRS Short Term AFR – April 2011) per annum, until March 31, 2014 (the “Maturity Date”). Principal plus all accrued interest will be due on the Maturity Date.

Also on March 28, 2011 the Company entered into similar redemption agreements with four other shareholders which in total provide for the redemption of 60 million shares of the Company’s common stock. The purchase price for the 60 million totaled $37,500 or $0.000625 per share.

With the redemption of the 200 million shares, the Company will have 312,501,000 shares of common stock issued and outstanding.

For a more detailed description of the Redemption Agreement entered into with Peter Matousek you should review the Redemption Agreement in its entirety which is attached hereto and marked Exhibit 10.1

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1

Redemption Agreement between the Company and Peter Matousek

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SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    March 30, 2011

Xun Energy, Inc. BY: /S/ Peter Matousek —————————————— Name: Peter Matousek Title: President/CEO

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